Exhibit 99.1

Verso Announces Closure of Paper Mill in Luke, Maryland

Closure Will Reduce Verso’s Annual Coated Freesheet Production Capacity by Approximately 450,000 Tons

MIAMISBURG, Ohio (April 30, 2019) – Verso Corporation (NYSE: VRS) today announced it will permanently close its paper mill in Luke, Maryland, in response to the continuing decline in customer demand for the grades of coated freesheet paper produced at the mill, along with rising input costs, a significant influx of imports, and rising compliance costs and infrastructure challenges associated with recent environmental regulation changes. The closure, which is expected to be complete by June 30, will reduce Verso’s coated freesheet production capacity by approximately 450,000 tons, reducing total annual paper production capacity to approximately 2.7 million tons.

“It is unfortunate that we had to make the decision to close the Luke Mill, but the continuing decline in demand for the grades of paper manufactured there left us no choice but to close this facility that has struggled with profitability for a number of years,” said Verso Interim Chief Executive Officer Leslie T. Lederer. “The company explored the possibility of producing alternate grades of paper products but the conclusion remained the same – we could not achieve profitability at the mill in today’s market environment. Consistently matching the supply of our graphic paper products with customer demand for these products, reducing our costs and rapidly diversifying our product portfolio into growing markets remain essential drivers for Verso’s long-term success, and we continue to vigorously pursue these objectives.”

Most of the Luke Mill’s paper grades are already qualified to be produced on other Verso paper machines, and the company is working to assure all customer needs are met, according to Verso President of Graphic and Specialty Papers Michael A. Weinhold. “Because Verso is continually evaluating the best use of our highly flexible manufacturing system to assure we deliver the quality, reliability and value our customers depend on, our Luke Mill customers can remain confident in Verso’s ability to meet their needs now and in the future,” he said. “We will be working closely with our customers to assure they continue to receive the high quality products and exceptional service they have come to expect from Verso.”

Approximately 675 employees will be impacted by the closure of the Luke Mill. Employees were notified in accordance with the Worker Adjustment and Retraining Notification (WARN) Act that their last day of employment with Verso is expected to be June 30. Eligible hourly employees will receive a severance allowance in accordance with local collective bargaining agreements, and the company will begin effects bargaining with the local unions soon. Salaried employees will receive a severance allowance in accordance with Verso’s established severance policy. In compliance with the WARN Act, Verso sent notification of the decision to close the mill to the appropriate authorities in Maryland, West Virginia and Virginia, and will continue to work with state and local officials to help Luke Mill employees take full advantage of all available support resources.

“The decision to close this mill that has been in operation for more than 130 years was an extremely difficult one, and is in no way a reflection on the dedicated men and women who work there,” Lederer said. “We know that this will be an extraordinarily emotional and challenging time for our Luke Mill team, and Verso is committed to treating them with fairness, respect and dignity during this difficult time. We will also do our utmost to ensure employee safety during the transition. I want to thank each and every member of the Luke team for their hard work and dedicated service to the mill, to Verso and to our customers.”

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption “Risk Factors” in Verso’s Form 10-K for the fiscal year ended December 31, 2017 and from time to time in Verso’s other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Media contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

(937) 528-3700

kathi.rowzie@versoco.com

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